Exhibit 1(b)(2)

                           AARP CASH INVESTMENT FUNDS

                 Amendment to Establishment of Additional Shares
                of Beneficial Interest $0.01 Par Value Per Share


     The undersigned, being at least a majority of the duly elected and qualified Trustees of AARP Cash Investment Funds, a Massachusetts business trust (the "Trust"), acting pursuant to Section 5.11 of the Amended and Restated Declaration of Trust dated February 8, 1985, as amended, of the Trust, hereby redesignate one series of the Trust by amending the Establishment and Designation of Series of Shares of Beneficial Interest filed with the Secretary of State of the Commonwealth of Massachusetts dated March 22, 1985 as amended on May 24, 1985, as follows:

     The "AARP Money Fund" is redesignated the AARP High Quality Money Fund.

     The foregoing shall be effective upon appropriate disclosure i n the Trust's
Registration Statement under the Securities Act of 1933 or a supplement thereto.

Date:  December 20, 1990


         /s/George S. Johnston              /s/Eugene I. Lehrmann
         ---------------------              ---------------------
         George S. Johnston                 Eugene I. Lehrmann


         /s/Cuyler W. Findlay               /s/Robert J. Myers
         --------------------               ------------------
         Cuyler W. Findlay                  Robert J. Myers


         /s/Horace Deets                    /s/Mildred M. Seltzer
         ---------------                    ---------------------
         Horace Deets                       Mildred M. Seltzer


         /s/Mary Johnston Evans             /s/Gordon Shillinglaw
         ----------------------             ---------------------
         Mary Johnston Evans                Gordon Shillinglaw


         /s/Edgar R. Fiedler
         -------------------
         Edgar R. Fiedler